Exhibit 21.1

List of Subsidiaries*

Cole Operating Partnership IV, LP, a Delaware limited partnership

CRI REIT IV, LLC, a Delaware limited liability company

*Does	not include subsidiaries of Cole Operating Partnership IV, LP that hold investment assets.